SNIPP INTERACTIVE INC.,

(the “Company”)

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE CHARTER

A.

PURPOSE

The purpose of the Compensation and Corporate Governance Committee (the "Committee") established pursuant to this charter is to discharge the responsibilities of the Company's Board of Directors (the "Board") with respect to: (a) reviewing and making recommendations to the Board relating to compensation matters for the Company's executive officers and other employees and consultants to the extent set forth herein and administer the Company's equity and other compensation plans; (b) the Company’s overall corporate governance and overseeing the orientation program for new directors; and (c) such other actions and matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

In performing this function, it shall be the objective of the Committee to: (i) encourage the achievement of the Company’s long-range objectives by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives; (ii) establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within the Company’s industry; (iii) promote a direct relationship between compensation and the Company’s performance by facilitating executive officer stock ownership through restricted stock and stock option awards; (iv) identify and provide orientation of new Directors and evaluate incumbent Directors; and (iv) assist the Board in establishing and maintaining a sound system of corporate governance through a process of continued assessment and enhancement.

B.

MEMBERSHIP

Size and Qualification:

The size of the Committee is set from time to time by the Board of Directors, but will always consist of at least two (2) directors, a majority of whom are independent.

Appointment:

The members of the Committee will be appointed by a majority vote by the Board of Directors.

Chair:

The Board shall designate one member of the Committee as the Committee Chair.

Removal:

Any Committee member may be removed by the Board of Directors at any time.

C.

COMMITTEE RESPONSIBILITIES AND AUTHORITY

Assess Compensation Philosophy:

Oversee, at least annually, the Company’s overall compensation philosophy, policies and programs, and assess whether the Company’s compensation philosophy establishes appropriate incentives for applicable management and employees.

Review CEO, President and Executives Performance and Compensation:

Review and recommend to the Board for approval, corporate goals and objectives relevant to the CEO, President and other senior executives’ compensation, including annual performance objectives, if any.

The Committee shall evaluate the performance of the CEO and other senior executives in light of such goals and objectives and utilize such evaluation to review and recommend to the Board for approval, the terms and grant of compensation to the CEO, President and other senior executives.

Approve Employment Agreements and Severance Packages for Executives:

Review and recommend to the Board for approval, severance arrangements for the CEO, President and other senior executives, including change-in-control provisions, plans or agreements, and, to the extent that any such agreements are entered into, employment agreements for the CEO, President and other senior executives.

Review Board and Committee Compensation:

Establish compensation policies and practices for non-employee directors for service on the Board and its committees, as well as for the Chairperson of the Board. The Committee will recommend to the Board and regularly review the appropriate level of director compensation.

Administer and Review Stock/Equity Plans:

To administer the Company's equity compensation plans, including without limitation to approve the adoption of such plans, to reserve shares of Common Stock for issuance thereunder, to amend and interpret such plans and the awards and agreements issued pursuant thereto, and to approve awards to eligible persons under the plans and determine the terms of such awards. The Committee may authorize one or more officers of the Company to designate officers and employees to be recipients of rights or options created by the Company or to determine the number of such rights or options to be received by such officers or employees.

Assess Risk of Compensation Policies:

Review the Company’s compensation policies and practices and evaluate whether such policies and practices encourage excessive or unnecessary risk-taking.

Oversee Succession Planning and Leadership Development:

Review and evaluate the Company’s programs, priorities, and progress for the recruiting, staffing, developing and retaining of competent managers for present and future Company needs, including the management succession planning for the CEO, President and other executive officers.

Identify New Director Candidates:

Identify individuals believed to be qualified to become Board members and recommend candidates to the Board to fill new or vacant positions. In recommending candidates to the Board, the Committee shall first consider such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the Board.

Evaluate Incumbent Directors

Evaluate and advise the Board whether an incumbent Director should be nominated for re-election to the Board upon expiration of such Director's term.

Orientation and Continuing Education Programs:

Provide, with the assistance of management, suitable programs for the orientation of new Directors and the continuing education of incumbent Directors, which include, among other things, reviewing background materials, strategic plans of the Company and meeting with Senior Management.

Establish and Maintain Corporate Governance System

Advise the Chairman of the Board and the Board on matters of corporate governance, including adherence to any governance guidelines or rules established by applicable regulatory authorities.

Advise the Board on issues of conflict of interest for individual directors.

Examine the effectiveness of the Company’s corporate governance practices at least annually and propose such procedures and policies as the Committee believes are appropriate to ensure that the Board functions independently of management, management is accountable to the Board and procedures are in place to monitor the effectiveness of performance of the Board, committees of the Board and individual directors.

Review periodically the mandates of the Board and committees of the Board and determine what additional committees of the Board, if any, are required or appropriate.

Develop such codes of conduct and other policies as are appropriate to deal with the confidentiality of the Company’s information, insider trading and the Company’s timely disclosure and other public Company obligations.

Perform Other Duties:

Perform such other duties and responsibilities as may be assigned to the Committee by the Board, as designated in plan documents, as are required by law, applicable TSX-V rules, or as are otherwise necessary and advisable, in its or the Board's discretion, to the efficient discharge of its duties hereunder.

Delegation of Authority:

The Committee may form and delegate authority to subcommittees when appropriate.

Retain Outside Advisers:

The Committee has the authority, in its sole discretion, to retain, obtain the advice of, and terminate any adviser to assist it in the performance of their duties, but only after taking into consideration factors relevant to the adviser's independence from management. The Committees shall be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Committees, and shall have sole authority to approve the adviser's fees and the other terms and conditions of the adviser's retention. The Company must provide for appropriate funding, as determined by the Committees, for payment of reasonable compensation to any adviser retained by the Committees.

D.

COMMITTEE MEETINGS AND PROCEDURES

Minimum Number of Meetings:

The Committee will convene at least 4 times each year, with additional meetings as appropriate.

Set Meeting Agenda:

The Chair of the Committee will, in consultation with other members of the Committee and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing the agenda for the meetings and conducting the meetings of the Committee.

Maintain Meeting Minutes:

The Committee shall maintain minutes or other records of meetings and activities of the committee. The Committee must file the minutes of all committee meetings in the Company records and submit them to the Board of Directors.

Quorum and Vote:

A majority of the members shall constitute a quorum. Each committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

Executive Sessions, As Necessary:

The Committee may meet in executive session, including with its advisors, as it deems necessary or appropriate.

Third Party Attendance at Committee Meetings

The Committee may, in the discretion of the Chairperson, invite any director, member of management of the Company and such other persons as it seems appropriate to carry out its responsibilities, to attend the Committee’s meetings.

E.

COMMITTEE CHARTER AND PERFORMANCE REVIEW

Annual Charter Review:

The Committee shall review and reassess the adequacy of this charter on an annual basis and recommend any proposed changes to the Board.

Annual Performance Review:

The Committee shall at least annually evaluate its own performance and report to the Board on such evaluation.

F.

AUTHORITY

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

(a)

Perform each of the responsibilities of the Committee described above

(b)

Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee; and

(c)

Appoint a chair of the Committee, unless a chair is designated by the Board.